Exhibit 5.2

[Hogan Lovells US LLP Letterhead]

October 25, 2010

Board of Directors

UnitedHealth Group Incorporated

300 UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Ladies and Gentlemen:

We are acting as special counsel to UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), in connection with the Underwriting Agreement, dated October 20, 2010 (the “Underwriting Agreement”), among the Company and Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives (the “Representatives”) of the several underwriters named in the Pricing Agreement (as defined below) and the Pricing Agreement, dated October 20, 2010 (“Pricing Agreement”), among the Company and the Representatives relating to the proposed issuance by the Company of its 3.875 % Notes due October 15, 2020 in the aggregate principal amount of $450,000,000 (the “2020 Notes”) and its 5.700% Notes due October 15, 2040 in the aggregate principal amount of $300,000,000 (the “2040 Notes” and, together with the 2020 Notes, the “Debt Securities”) pursuant to the Company’s automatic shelf registration statement on Form S-3 (333-149031) (the “Registration Statement”) filed with the Securities and Exchange Commission on February 4, 2008. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 attached hereto. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to matters of fact relevant to the opinion expressed herein, we have relied on the representations and statements of fact made in the aforesaid documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For the purposes of this opinion letter, we have assumed that (i) the Trustee under the Indenture (as defined on Schedule 1) has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and

Board of Directors

UnitedHealth Group Incorporated

October 25, 2010

delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein). Insofar as the opinion expressed herein relates to or is dependent upon matters governed by Minnesota law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion of even date herewith of Kuai H. Leong, Deputy General Counsel of the Company. As used herein, the term “laws of the State of New York” includes the statutory provisions contained therein, all applicable provisions of the New York Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Debt Securities have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration specified in the Pricing Agreement and (ii) the due execution, authentication, issuance and delivery of the Debt Securities pursuant to the terms of the Indenture, the Debt Securities will constitute valid and binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Debt Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into that Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus and Prospectus Supplement, each of which constitute part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

Schedule 1

1.	An executed copy of the Registration Statement.

2.	Prospectus dated February 4, 2008 that forms a part of the Registration Statement (the “Prospectus”) and a supplement to the Prospectus dated October 20, 2010 (together with the Prospectus, the “Prospectus Supplement”).

3.	The Third Restated Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Minnesota on September 22, 2010, and by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

4.	The Fourth Amended and Restated Bylaws of the Company, as certified by an Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

5.	An executed copy of the Indenture, dated as of February 4, 2008, between UnitedHealth Group Incorporated and U.S. Bank National Association, as trustee (the “Trustee”), included as Exhibit 4.1 to the Registration Statement (the “Indenture”).

6.	An executed copy of the Underwriting Agreement.

7.	An executed copy of the Pricing Agreement.

8.	Resolutions of the Board of Directors of the Company adopted at meetings held on (i) October 30, 2007 and (ii) January 18, 2008, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to general debt authorizations, the filing of the Registration Statement and related matters.

9.	An executed copy of (i) the Officers’ Certificate and Company Order, dated October 25, 2010, relating to the 2020 Notes and (ii) the Officers’ Certificate and Company Order, dated October 25, 2010, relating to the 2040 Notes.

10.	Specimen copy of each of the 2020 Notes and the 2040 Notes.